Exhibit 99.1

Frontier Communications
3 High Ridge Park
Stamford, CT 06905
(203) 614-5600
www.frontier.com

FOR IMMEDIATE RELEASE

Frontier Communications Corporation Announces Acceptance for Purchase of Certain 8.250% Senior Notes due 2014 in Cash Tender Offer

STAMFORD, Conn., June 1, 2012 — Frontier Communications Corporation (NASDAQ: FTR) announced today that in accordance with the terms of its previously announced tender offer for its outstanding 8.250% Senior Notes due 2014 (the "2014 Notes") and 7.875% Senior Notes due 2015 (the "2015 Notes") it has today accepted for purchase $400 million aggregate principal amount of 2014 Notes tendered as of 5:00 p.m. New York City time on May 31, 2012 (the "Early Tender Date") for total consideration equal to the Maximum Payment Sublimit with respect to the 2014 Notes of $446 million.  The offer to purchase 2014 Notes was oversubscribed as a total of $408,336,000 aggregate principal amount were validly tendered as of the Early Tender Date, and accordingly, the principal amount of 2014 Notes that the Company purchased from each tendering holder was prorated based on a proration factor of approximately 98%.  No additional 2014 Notes tendered after the Early Tender Date will be accepted for purchase.  Frontier used proceeds from the sale of its previously announced offering of $500 million of 9.250% Senior Notes due 2021 to purchase the 2014 Notes.

$200 million aggregate principal amount of 2014 Notes remain outstanding. The tender offer will expire at 9:00 a.m., New York City time, on June 15, 2012, unless extended or earlier terminated by Frontier.  At that time, Frontier expects to accept for purchase any 2015 Notes validly tendered in such principal amount as can be purchased for aggregate consideration of $54 million.  As of the Early Tender Date, approximately $146 million aggregate principal amount of 2015 Notes had been validly tendered.

Deutsche Bank Securities Inc. served as the Coordinating Dealer Manager and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC served as Co-Dealer Managers for the tender offer.

This announcement does not constitute an offer to buy or the solicitation of an offer to sell any securities in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers voice, broadband, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for residential customers, small businesses and home offices and advanced business communications for medium and large businesses in 27 states. Frontier's approximately 15,500 employees are based entirely in the United States.

INVESTOR CONTACT:	MEDIA CONTACT:
Gregory Lundberg	Brigid Smith
Vice President, Investor Relations and Assistant Treasurer	AVP Corp. Communications
(203) 614-5044	(203) 614-5042
greg.lundberg@ftr.com	brigid.smith@ftr.com

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